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                                                                   EXHIBIT 10.17

                       [AGILENT TECHNOLOGIES LETTERHEAD]

Date:         February 26, 2002

To:           Alain Couder

From:         Ned Barnholt

Subject:      Separation from Agilent Technologies

The following documents our verbal agreement regarding your resignation as Executive Vice President and Chief Operating Officer effective March 1, 2002, and your termination of employment from Agilent Technologies on or before May 31, 2002.

When we decided that you would look for opportunities to be a CEO outside Agilent, you agreed to continue in the role of COO during Agilent's search for your replacement. Your replacement has been identified, thus your last day as COO will be March 1, 2002.

On March 4, 2002, you will begin taking time off using a combination of your earned Flexible Time Off (FTO) and time off without pay. Your employment with Agilent may not extend beyond May 31, 2002. Should you secure employment with another firm, your employment will be terminated effective on your acceptance of new employment. During this time, you shall make yourself available to Agilent upon request to assist in the transition of your former workload to other employees, to answer any questions regarding matters assigned to you prior to the effective date of your resignation, and to otherwise assist Agilent in transferring your responsibilities to others within the company.

Although you may not be actively performing work for Agilent from March 1, 2002 through May 31, 2002, as an employee of Agilent you remain subject to the Standards of Business Conduct.

As discussed, Agilent commits the following:

   1. Agilent will pay to you a severance bonus payment in the gross amount of $2,000,000, to be reduced by applicable withholding. This bonus payment will be paid to you after a signed Settlement Agreement & General Release, in substantially the form attached, becomes effective, after the lapse of all time periods contemplated by the release.


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   2. On your termination date, all unvested stock options will be accelerated and vested. The post-termination exercise period will be three months.

   3. Medical coverage, Deferred Compensation, 401(k) Plan, and Excess Benefit Plan monies, as well as any other benefits not mentioned above, will be treated in accordance with then-existing plan documents for a standard termination.

In addition, in the unlikely event of death prior to your termination, your stock options would be treated in accordance with the then-existing plan document. Other benefits such as Medical coverage, Deferred Compensation, 401(k) Plan, and Excess Benefit Plan monies will be treated in accordance with then-existing plan documents.

You agree that you will not disclose the existence or contents of this letter or any past or future related discussions or documentation to anyone other than your spouse and/or personal advisors until Agilent makes any required disclosure of this agreement and the Settlement Agreement and General Release, currently contemplated to be filed as part of its Q2 10-Q in early June, 2002.

Alain, thank you for your contributions to the creation and successes of Agilent Technologies. Best wishes in your next endeavors.

Sincerely,



Ned Barnholt



I agree to the terms and conditions as set forth in this letter and understand that the terms cannot modified except in writing by Agilent's Chief Executive Officer.


/s/ ALAIN COUDER
--------------------------------
Alain Couder


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